EXHIBIT 3.4


                       AMENDMENT TO THE RESTATED BYLAWS OF

                 HEALTH & NUTRITION SYSTEMS INTERNATIONAL, INC.

         The Restated Bylaws dated December 21, 1994 of Health & Nutrition Systems International, Inc. (the "Corporation"), are hereby amended, pursuant to an affirmative vote of the Board of Directors on November 10, 2000, as follows:

                  Article III, Section 3.02 (entitled "Annual Meetings"), be and it hereby is deleted in its entirety and replaced with the following new Article III, Section 3.02:

                  SECTION 3.02. Annual meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before such meeting, shall be held at the time and place designated by the Board of Directors of the corporation.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Restated Bylaws as of the date first written above.



                                      /s/ Steve Pomerantz
                                      ------------------------------------------
                                      Steve Pomerantz
                                      Chief Executive Officer and Treasurer